EXHIBIT 10(a)

Execution Copy

CREDIT AGREEMENT

Dated as of April 14, 2003

Among

CLARION TECHNOLOGIES, INC. AND ITS SUBSIDIARIES,
Jointly and severally,

VARIOUS FINANCIAL INSTITUTIONS,

And

BANK ONE, NA, as Agent

SCHEDULES

SCHEDULE 1.1 SCHEDULE 9.6 SCHEDULE 9.8 SCHEDULE 9.15 SCHEDULE 9.17 SCHEDULE 9.18 SCHEDULE 9.22 SCHEDULE 10.7 SCHEDULE 10.8 SCHEDULE 10.21 SCHEDULE 11.1 SCHEDULE 11.1.8 SCHEDULE 12.1.12 SCHEDULE 14.3	Banks and Pro Rata Shares
Litigation and Contingent Liabilities
Subsidiaries
Environmental Matters
Insurance
Real Property
Labor Matters
Existing Debt
Existing Liens
Investments
Debt to be Repaid
Mortgaged Real Property
Key Executives
Addresses for Notices

EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F	Form of Revolving Note Form of Term Note Form of Capex Note Form of Compliance Certificate Form of Borrowing Base Certificate Form of Assignment Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 14, 2003 (this “Agreement”) is entered into by and among CLARION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and its subsidiaries party hereto (the Company and its subsidiaries are collectively referred to as the “Loan Parties”), jointly and severally, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”), and BANK ONE, NA, a national banking association with its main office in Chicago, Illinois, successor by merger to Bank One, Michigan, a Michigan banking corporation (in its individual capacity, “Bank One”), as agent on behalf of the Banks (in such capacity, the “Agent”).

        WHEREAS, the Loan Parties, Bank One, NA, with its main office in Chicago, Illinois and successor by merger to Bank One, Michigan (“Bank One”), LaSalle Bank National Association and Comerica Bank (the “Original Banks”), Bank One, as “co-agent”, and LaSalle Bank National Association, as agent (in such capacity, the “Original Agent”) for the Original Banks were parties to the Credit Agreement dated as of February 29, 2000, as amended or modified (the “Original Credit Agreement”).

        WHEREAS, each of Comerica Bank, LaSalle Bank National Association and the Original Agent have assigned, and Bank One has assumed, all their respective rights and obligations under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) other than the L/C Applications (as defined in the Original Credit Agreement).

        WHEREAS, the Banks have agreed to make available to the Loan Parties a revolving credit facility (which includes letters of credit) in the aggregate principal amount of $9,000,000, a term loan in the principal amount of $13,000,000 and a line of credit for term loans (or equipment leases) in the aggregate principal amount of $1,500,000, upon the terms and conditions set forth herein, the proceeds of which revolving credit facility and term loan will be used to refinance and replace the revolving credit facility and term loans outstanding under the Original Credit Agreement, and for such purpose the parties desire to amend and restated the Original Credit Agreement in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto hereby amend and restated the Original Credit Agreement in its entirety and in such regard agree as follows:

        SECTION 1   DEFINITIONS.

        1.1         Definitions. When used herein the following terms shall have the following meanings:

        Account, has the meaning ascribed to it under the UCC.

        Account Debtor means any Person who is obligated to any Loan Party under an Account.

        Adjusted Working Capital means the remainder of:

(a)	(i) the consolidated current assets of the Loan Parties less (ii) to the extent included in consolidated current assets of the Loan Parties, all amounts owing from stockholders, members, or partners, as the case may be, and from officers, managers and directors;

minus

(b)	(i) consolidated current liabilities of the Loan Parties (other than any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes) plus (ii) without duplication, all amounts (other than Subordinated Debt) owing to stockholders, members, or partners, as the case may be, and to officers, managers and directors.

        Affected Loan — see Section 8.3.

        Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        Agent means Bank One, NA, a national banking association, with its main office in Chicago, in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

        Agreement — see the Preamble.

        Asset Sale means the sale, lease, assignment or other transfer for value (each a “Disposition”) by any Loan Party to any Person (other than any other Loan Party) of any asset or right of any Loan Party other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business.

        Assignment Agreement — see Section 14.9.1..

        Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, including, but not limited to, all reasonable disbursements of internal legal counsel and all court costs and similar legal expenses.

        Bank — see the Preamble. References to the “Banks” shall include the Issuing Bank; for purposes of clarification only, to the extent that Bank One (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

        Bank One — see the Preamble.

        Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

        Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

        Base Rate Margin means (a) with respect to Revolving Loans, one-half of one percent (0.50%) per annum and (b) with respect to the Term Loan and Capex Loans, three-quarters of one percent (0.75%) per annum.

        Blair Debt Holders has the meaning ascribed thereto in the definition of the term William Blair Subordinated Debt.

        Borrowing Base means an amount equal to the lesser of the total of (a) eighty percent (80%) of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Accounts Receivable plus (b) fifty percent (50%) of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion); provided, however, that the aggregate amount contributed to the Borrowing Base for Eligible Inventory under the foregoing clause (b) shall not exceed One Million Seven-Hundred Fifty Thousand Dollars ($1,750,000) at any time.

        Borrowing Base Certificate means a certificate substantially in the form of Exhibit E.

        Business Day means any day on which Agent is open for commercial banking business in Grand Rapids, Michigan and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

        Capex Commitment Amount means One Million Five Hundred Thousand Dollars ($1,500,000), as reduced from time to time pursuant to Section 6.1.

        Capex Loan — see Section 2.1.3.

        Capex Loan Commitment — see Section 2.1.3.

        Capex Note — see Section 3.3.

        Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Loan Parties, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with the proceeds of any sales of existing assets of the Loan Parties, to the extent such proceeds are not required to be applied as a mandatory prepayment of the Loans under Section 6.1.2..

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Agent and the Issuing Bank. Derivatives of such term have corresponding meanings.

        Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker’s acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

        CERCLA — see Section 9.15.

        Closing Date — see Section 11.1.

        Code means the Internal Revenue Code of 1986.

        Collateral means each of the items of collateral set forth in each Collateral Document.

        Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

        Collateral Documents means the Security Agreement, each Mortgage, the Guaranty, each Subordination Agreement, each Collateral Access Agreement and any other agreement or instrument pursuant to which any Loan Party or any other Person has granted or grants collateral to the Agent for the benefit of the Banks, including without limitation all Collateral Documents (as defined in the Original Credit Agreement) as assigned to the Agent for the benefit of the Banks.

        Commitment means, as to any Bank, such Bank’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Bank’s Pro Rata Share of the Revolving Commitment Amount and the Capex Commitment Amount and of the amount of the Term Loan is set forth on Schedule 1.1.

        Company — see the Preamble.

        Consolidated Net Income means, with respect to the Loan Parties for any period, the consolidated net income (or loss) of the Loan Parties for such period, minus, to the extent included in such consolidated net income (or loss), any gains from Asset Sales, any extraordinary gains and any gains from discontinued operations, plus, to the extent deducted in determining such consolidated net income (or loss), extraordinary non-cash losses incurred other than in the ordinary course of business.

        Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person, and (h) all Debt of any partnership of which such Person is a general partner.

        Debt to be Repaid means Debt listed on Schedule 11.1.

        Designated Proceeds — see Section 6.2.2(a).

        Disposal — see the definition of “Release”.

        Distributions means, with respect to any Person, all dividends, payments and other distributions in respect of any class of such Person’s capital stock or membership interests and all dividends, payments and distributions in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock or membership interests.

        Dollar and the sign “$” mean lawful money of the United States of America.

        EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

        Electrolux means Electrolux Home Products North America, a division of Electrolux Home Products, Inc., a Delaware corporation.

        Electrolux Note means the Amended and Restated Subordinated Secured Promissory Note in the principal amount of $4,300,000 dated April 14, 2003 made by the Company in favor of Electrolux.

        Eligible Account Receivable means an Account owing by any Account Debtor to any Loan Party which meets each of the following requirements:

(1)

it arises from the sale of goods or the rendering of services by the applicable Loan Party; and if it arises from the sale of goods, (i) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the applicable Loan Party has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

(2)

it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien, except Liens in favor of Electrolux and the Blair Debt Holders to secure the Electrolux Note and the William Blair Subordinated Debt, respectively;

(3)

it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to any off-set, counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part (provided, (a) that in the event any off-set, counterclaim, credit, allowance, rebate or adjustment is asserted, or discount is granted, the Account Receivable shall only be ineligible pursuant to this clause (3) to the extent of the same, except as otherwise set forth herein, and (b) notwithstanding subsection (a) hereof, no Account payable to any Loan Party by Electrolux, WCI, or any division, subsidiary or affiliate thereof shall be considered an Eligible Account Receivable of such Loan Party hereunder except to the extent that the waiver of any off-set, counterclaim, credit, allowance, discount, rebate or adjustment at any time accruing in favor of any such account debtor as set forth under the terms of that certain Subordination and Intercreditor Agreement dated as of August 2, 2001 among the Loan Parties, the Agent, and the additional parties set forth therein, as amended or modified from time to time, remains in effect, and such Account otherwise meets the requirements for eligibility under this definition of Eligible Account Receivable);

(4)	there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto;

(5)

the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States (“U.S. Account”), unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Agent; provided, however, notwithstanding the foregoing, Accounts of the Canadian Subsidiaries of Lear Corporation, Johnson Controls Inc., Delphi Automotive Systems Corporation and Magna International, Inc., respectively, and such other Accounts approved for such purpose in writing by the Agent in its sole discretion, shall be deemed U.S. Accounts;

(6)	it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(7)

it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by any Loan Party (or by any agent or custodian of any Loan Party) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(8)	it arises in the ordinary course of business of the Loan Parties;

(9)

if the Account Debtor is the United States or any department, agency or instrumentality thereof, the applicable Loan Party has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;

(10)	if such Loan Party maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(11)

if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

(12)	such Account is not more than 90 days past the original invoice date thereof, according to the original terms of sale;

(13)

it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless such notice of business activities report has been duly and timely filed or such Loan Party is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

(14)	the Account Debtor with respect thereto is not a Loan Party or an Affiliate of a Loan Party;

(15)

it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (12) of this definition;

(16)

if the aggregate amount of all Accounts owed by the Account Debtor thereon included in Eligible Accounts Receivable exceeds 40% of the aggregate amount of all Accounts at such time included in Eligible Accounts Receivable, then Accounts, as selected by the Agent in its sole discretion, owed by such Account Debtor shall be excluded to the extent necessary such that the aggregate amount of all Accounts owed by the Account Debtor thereon included in Eligible Accounts Receivable does not exceed 40% of the aggregate amount of all Accounts at such time included in Eligible Accounts Receivable; provided that the restriction of this clause (16) shall not apply to the Electrolux Home Products division of WCI; and

(17)	it is not a Tooling Receivable.

An Account which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account, if the Agent or the Required Banks at any time hereafter determine in their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account Receivable after notice of such determination is given to the Representative.

        Eligible Inventory means all raw materials, work-in-process and finished goods Inventory of each Loan Party which meets each of the following requirements:

(1)

it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien, except Liens in favor of Electrolux and the Blair Debt Holders to secure the Electrolux Note and the William Blair Subordinated Debt, respectively;

(2)	it is salable;

(3)

it is in the possession and control of the Loan Parties and it is stored and held in facilities owned by the Loan Parties or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement with respect thereto;

(4)	it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(5)	it is not subject to any agreement which would restrict the Agent’s ability to sell or otherwise dispose of such Inventory;

(6)	it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(7)	it is not “in transit” to any Loan Party or held by any Loan Party on consignment; and

(8)

the Agent shall not have determined in its discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever, including without limitation inventory consisting of tooling, work in process relating to tooling, packaging, and inventory that has not been used or consumed by the Loan Parties within 100 days of acquisition by the Loan Parties.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

        Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

        ERISA means the Employee Retirement Income Security Act of 1974.

        Event of Default means any of the events described in Section 12.1.

        Federal Funds Rate means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

        Fiscal Year means the fiscal year of the Loan Parties, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on December 31 of such calendar year.

        Fixed Charge Coverage Ratio means,

        (a) with respect to any period ending prior to the end of the Loan Parties’ fiscal quarter ending on or about March 31, 2004, the ratio of (i) EBITDA for such period minus the sum of (1) all income taxes paid by the Loan Parties during such period plus (2) Distributions by the Loan Parties during such period plus (3) fifty percent (50%) of the consolidated depreciation expense of the Loan Parties for such period, to (ii) the sum, without duplication, of (1) the then aggregate scheduled principal payments coming due on the Funded Debt of the Loan Parties during the following 12 months (including without limitation the Term Loan, Capex Loans and the Electrolux Note but excluding the Revolving Loans) of the Loan Parties on a consolidated basis plus (2) any prepayments on the Electrolux Note made during such period plus (3) consolidated Interest Expense of the Loan Parties for such period less, to the extent otherwise included in this clause (3), any Replacement Note PIK and any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes; and

        (b) with respect to any period ending on or after the end of the Loan Parties’ fiscal quarter ending on or about March 31, 2004, the ratio of (i) EBITDA for such period minus the sum of (1) all income taxes paid by the Loan Parties during such period plus (2) Distributions by the

Loan Parties during such period plus (3) fifty percent (50%) of the consolidated depreciation expense of the Loan Parties for such period, to (ii) the sum, without duplication, of (1) required payments of principal of Funded Debt (including the Term Loan, Capex Loans and the Electrolux Note but excluding the Revolving Loans) of the Loan Parties on a consolidated basis for such period plus (2) any prepayments on the Electrolux Note made during such period plus (3) consolidated Interest Expense of the Loan Parties for such period less, to the extent otherwise included in this clause (3), any Replacement Note PIK and any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes; and

        FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

        Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

        GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        Group — see Section 2.2.1.

        Guarantor means Craig Wierda.

        Guaranty means the guaranty of even date herewith executed by the Guarantor in favor of Agent, as amended, modified or restated from time to time.

        Hazardous Substances — see Section 9.15.

        Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect any Loan Party against fluctuations in interest rates, currency exchange rates or commodity prices, which agreements shall (to the extent entered into with a Bank), be secured by the collateral granted to the Banks under the Collateral Documents.

        Hedging Obligation means, with respect to any Loan Party, any liability of such Loan Party under any Hedging Agreement (such liability to be valued, for purposes of this Agreement, at the amount equal to the highest termination payment, if any, that would be payable by a Loan Party under the Hedging Agreement upon termination thereof for any reason, as of the date of determination).

        Interest Expense means, for any period, the consolidated interest expense of the Loan Parties for such period (including all imputed interest on Capital Leases), whether paid, payable or accrued (including without limitation Replacement Note PIK and any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes).

        Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Representative pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)

any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)	the Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and

(iv)

the Representative may not select any Interest Period for any portion of the Term Loan or any Capex Loan if, after giving effect to such selection, the aggregate principal amount of the Term Loan and all Capex Loans having Interest Periods ending after any date on which an installment of the Term Loan and Capex Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan and Capex Loans scheduled to be outstanding after giving effect to such repayment.

        Inventory has the meaning ascribed to it under the UCC.

        Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

        Issuing Bank means Agent in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

        L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested and/or such other instruments and agreements as the Issuing Bank shall have reasonably requested.

        L/C Fee Rate means the per annum rate equal to the LIBOR Margin with respect to Revolving Loans from time to time.

        Letter of Credit — see Section 2.1.3.

        LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

        LIBOR Margin means (a) with respect to Revolving Loans, three and one-quarter of one percent (3.25%) per annum and (b) with respect to the Term Loan and Capex Loans, three and one-half of one percent (3.50%) per annum.

        LIBOR Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the LIBOR Loans of such Bank hereunder. A LIBOR Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

        LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant LIBOR Loan and having a maturity equal to such Interest Period.

        LIBOR Rate (Reserve Adjusted) means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined pursuant to the following formula: the quotient of (i) the LIBOR Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

        Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

        Loan Documents means this Agreement, the Notes, the Guaranty, the L/C Applications and the Collateral Documents.

        Loan Party means the Company and each Subsidiary thereof.

        Loans means, collectively, the Revolving Loans, the Term Loan and the Capex Loans.

        Mandatory Prepayment Event — see Section 6.2.2(a).

        Margin Stock means any “margin stock” as defined in Regulation U.

        Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties to perform any of their respective obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

        Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Agent (including without limitation as successor to the Original Agent) a Lien on real property of any Loan Party, as the same may be amended, modified or restated from time to time.

        Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any member of the Controlled Group may have any liability.

        Net Cash Proceeds means:

(a)

with respect to any Asset Sale the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Sale net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by any Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than the Loans); and

(b)

with respect to any issuance of equity securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s commission); and

(c)

with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front fees and placement fees).

        Non-Use Fee Rate means three-eighths of one percent (0.375%) per annum.

        Notes means, collectively, the Revolving Notes, Term Notes and the Capex Notes.

        Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Permitted Liens means liens described on Schedule 10.8 attached hereto.

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

        Preferred Stock means all preferred stock at any time issued by the Company.

        Pro Rata Share means, with respect to any Bank, the percentage specified opposite such Bank’s name on Schedule 1.1 hereto, as adjusted from time to time in accordance with the terms hereof.

        Prime Rate means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        RCRA — see Section 9.15.

        Regulation D means Regulation D of the FRB.

        Regulation U means Regulation U of the FRB.

        Release has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

        Replacement Note PIK means any and all amounts which, pursuant to the Agreement dated January 21, 2003 by and between the Company and the payees of the Replacement Notes, are to be paid by the Company in kind, with respect to the Replacement Notes, pursuant to Section 4(b) of said agreement.

        Replacement Notes means, together, (i) the Amended and Restated Promissory Note in the principal amount of $1,378,911 dated January 21, 2003, made by the Company in favor of the Emilie D. Wierda Living Trust dated 3/1/94, as payee; and (ii) the Amended and Restated Subordinated Promissory Note in the principal amount of $1,378,911 dated January 21, 2003, made by the Company in favor of William Blair, as payee.

        Representative — see Section 2.1.5.

        Required Banks means Banks having Pro Rata Shares aggregating 66 and 2/3% or more.

        Reserve Requirement means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        Revolving Commitment Amount means Nine Million Dollars ($9,000,000), as reduced from time to time pursuant to Section 6.1.

        Revolving Credit Commitment — See Section 2.1.1.

        Revolving Loans — see Section 2.1.1.

        Revolving Note — see Section 3.1.

        Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

        SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

        Security Agreement means the Security Agreement dated February 29, 2000 executed by each Loan Party in favor of Bank One (as successor to the Original Agent as “Agent” under the Original Credit Agreement), as amended, modified or restated from time to time.

        Seller Note means that certain Subordinated Promissory Note dated as of February 29, 2000 payable by the Company (for itself and as successor to Clarion-Drake Acquisition, Inc.) in favor of Drake Properties, L.L.C. in the original principal amount of $1,000,000, as such note may be amended, modified or restated from time to time.

        Senior Debt means all Debt of the Loan Parties on a consolidated basis other than (i) Subordinated Debt and (ii) Hedging Obligations.

        Senior Debt to EBITDA Ratio means the ratio of (a) Senior Debt, to (b) EBITDA.

        Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

        Subordination Agreements means each Subordination Agreement executed by each holder of Subordinated Debt, as amended, modified or restated from time to time, in each case in form and substance acceptable to the Agent.

        Subordinated Debt means, without duplication, (i) the Seller Note, (ii) the William Blair Subordinated Debt, (iii) the Electrolux Note, (iv) the Replacement Notes, and (v) any other unsecured Debt of the Loan Parties which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks in their sole discretion.

        Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of each Loan Party.

        Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

        Tangible Capital Funds of any Person means, at any time, the sum of, without duplication, (a) Tangible Net Worth of such Person, plus (b) Subordinated Debt of such Person, plus (c) with respect to the Company, Replacement Note PIK, plus (d) with respect to the Company, all accrued and unpaid dividends on Preferred Stock, plus (e) with respect to the Company, any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes.

        Tangible Net Worth of any Person means, at any time, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under GAAP, less (c) all amounts owing from stockholders, members, or partners, as the case may be, from officers, managers and directors and from Affiliates.

        Term Loan — see Section 2.1.2.

        Term Loan Commitment — see Section 2.1.2.

        Termination Date means the earlier to occur of (a) April 14, 2004 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

      Term Note — see Section 3.2.

        Tooling Receivables means any Account to the extent it arises from the sale or furnishing of tooling.

        Total Debt to EBITDA Ratio means the ratio of (a) total Debt (not including Hedging Obligations) of the Loan Parties on a consolidated basis, to (b) EBITDA.

        Total Liabilities means total liabilities determined in accordance with GAAP; provided that, with respect to the Company, Total Liabilities shall be deemed not to include Subordinated Debt, any accrued but deferred and unpaid interest on the William Blair Subordinated Debt, the Seller Note and the Replacement Notes, the Replacement Note PIK or any accrued and unpaid dividends on Preferred Stock.

        Total Liabilities to Tangible Capital Funds Ratio means the ratio of (a) Total Liabilities of the Loan Parties on a consolidated basis, to (b) Tangible Capital Funds of the Loan Parties on a consolidated basis.

        Type of Loan or Borrowing — see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and LIBOR Loans or borrowings.

        UCC means the Michigan Uniform Commercial Code as in effect from time to time.

        Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

        WCI means White Consolidated Industries, Inc., a ___________________ corporation.

        William Blair means William Blair Mezzanine Capital Fund III, LP, a Delaware limited partnership.

        William Blair Subordinated Debt means the $10,000,000 aggregate of Subordinated Debt owing by the Company to William Blair, William Beckman, Thomas Wallace, Emilie D. Wierda Living Trust Dated 3/1/94, Craig Wierda Grantor Retained Annuity Trust Dated 1/31/94 and the Emilie Wierda Grantor Retained Annuity Trust Dated 1/31/94 (the “Blair Debt Holders”), pursuant to the terms of that certain Amended and Restated Senior Subordinated Loan Agreement dated as of December 27, 2002 among the Company and the Blair Debt Holders, as amended by that certain Waiver, Consent and First Amendment to Senior Subordinated Loan Agreement dated as of April 14, 2003.

        1.2        Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)        Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (c)        The term “including” is not limiting and means “including without limitation.”

        (d)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

        (e)        Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

        (f)        This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

        (g)        This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Loan Parties, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent’s or Banks’ involvement in their preparation.

SECTION 2   COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

        2.1         Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Loan Parties as follows:

        2.1.1      Revolving Loan Commitment. Each Bank will make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Representative may request from all Banks on behalf of the Loan Parties; provided that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base (the “Revolving Credit Commitment”).

        2.1.2      Term Loan Commitment. Each Bank agrees to make a term loan to the Loan Parties (each such loan, a “Term Loan”) on the Closing Date in such Bank’s Pro Rata Share of Thirteen Million Dollars ($13,000,000) (the “Term Loan Commitment”). The commitments of the Banks to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date.

        2.1.3      Capex Loan Commitment. Each Bank will make loans to finance the purchase by the Company of machinery and equipment (“Capex Loans”) from time to time until the Termination Date in such Bank’s Pro Rata Share of such aggregate amounts as the Representative may request from all Banks on behalf of the Loan Parties; provided that the aggregate principal amount of all Capex Loans will not exceed the Capex Commitment Amount minus the aggregate outstanding obligations from time to time of the Loan Parties under leases of machinery and equipment entered into with the Banks (the “Capex Loan Commitment”).

        2.1.4      L/C Commitment. (a) The Issuing Bank will issue standby letters of credit under the Revolving Credit Commitment, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”), at the request of and for the account of the Loan Parties from time to time before the date which is thirty (30) days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (i) One Million Dollars ($1,000,000) and (ii) the aggregate amount available for borrowing under the Revolving Credit Commitment.

        2.1.5      Representative. Notwithstanding anything contained in this Agreement to the contrary, the Loan Parties hereby appoint the Company (the “Representative”) to act as their sole and exclusive representative under this Agreement for all purposes, including, without limitation, to receive funds advanced hereunder, to receive notices and other communications from the Agent or any Bank hereunder, to make requests for advances of funds hereunder and to amend, modify or supplement this Agreement on behalf of each Loan Party.

Neither the Agent nor any Bank shall have (i) any obligation to communicate with any Loan Party other than the Representative concerning this Agreement, any note or any other matter related to the obligations of the Loan Parties and (ii) any responsibility with respect to the allocation among Loan Parties of the funds advanced hereunder. It is understood and agreed that all of the Loan Parties have obtained all necessary corporate approvals to effectuate the provisions of this Section 2.1.5.

        2.2         Loan Procedures.

        2.2.1      Various Types of Loans. Each Revolving Loan shall be, and the Term Loan and each Capex Loan may be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans. Notwithstanding the foregoing or any other provision of this Agreement, the Company may not select any Interest Period for a LIBOR Loan which is longer than one month prior to the date that the Agent notifies the Company that Bank One has assigned to one or more other Banks not less than forty percent (40%) of the Loans and the Commitments.

        2.2.2      Borrowing Procedures. The Representative shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 noon, Grand Rapids time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 12:00 noon, Grand Rapids time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. The then latest Borrowing Base Certificate delivered in accordance with the terms of Section 10.1.6 shall accompany each written notice of each borrowing under the Revolving Credit Commitment, if not previously delivered to the Agent. Each written notice of each borrowing under the Capex Loan Commitment shall be accompanied by such information as the Agent and the Required Banks may require evidencing the new or used equipment to be purchased with the proceeds of such Loan and the purchase price therefor, including without limitation purchase orders and invoices relating thereto, and demonstrating to the satisfaction of the Agent that the amount of the Capex Loans to be used for such purchase does not exceed eighty percent (80%) of such purchase price (or, in the case of used equipment, eighty percent (80%) of the fair market value thereof, if less). Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 2:00 P.M., Grand Rapids time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Representative on the requested borrowing date. Each borrowing shall be on a Business Day. Each LIBOR borrowing shall be in an aggregate amount of at least One Million Dollars ($1,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000). At any time there is more than one Bank party to this Agreement, each Base Rate borrowing shall be in an aggregate amount of at least Two Hundred Fifty Thousand Dollars ($250,000) and an integral multiple of Fifty Thousand Dollars ($50,000).

        2.2.3      Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Representative may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

        (i)         elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 or any higher integral multiple of $500,000) into Loans of the other type; or

        (ii)        elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.

        (b)        The Representative shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 noon, Grand Rapids time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 noon, Grand Rapids time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i) the proposed date of conversion or continuation;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the type of Loans resulting from the proposed conversion or continuation; and

(iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

        (c)        If upon the expiration of any Interest Period applicable to LIBOR Loans, the Representative has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Representative shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

        (d)        The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Representative, of the details of any automatic conversion.

        (e)        Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

        2.3         Letter of Credit Procedures.

        2.3.1      L/C Applications. The Representative shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Representative and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall be acceptable to the Agent and the Issuing Bank in their sole discretion and in any event shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. Upon approval of the Issuing Bank and satisfaction of each of the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit (the satisfaction of which the Issuing Bank) shall have no duty to ascertain), the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

        2.3.2      Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Pro Rata Share, in such Letter of Credit and the applicable Loan Party’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.

        2.3.3      Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall notify the Agent and the Agent shall promptly notify the Company and each other Bank as to the amount to be paid by the Issuing Bank as a result of such demand and the proposed payment date (the “Payment Date”). The responsibility of the Issuing Bank to the Loan Parties and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuing Bank, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the Issuing Bank on demand for (i) such Bank’s Pro Rata Share of the amount of each payment made by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Loan Parties under this Agreement pursuant to Section 2.3.4 below, plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of the Issuing Bank’s demand for such reimbursement (or, if such demand is made after 1:00 p.m., Grand Rapids time, on such date, from the next succeeding Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Loans.

        2.3.4.      Reimbursement by Loan Parties. The Loan Parties, jointly and severally, shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on or before the Payment Date for any amounts to be paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that neither the Loan Parties nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Loan Parties or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the Issuing Bank and remaining unpaid by the Loan Parties shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Loans for such day if such day falls on or before the Payment Date and (y) the sum of 3% plus the rate applicable to Base Rate Loans for such day if such day falls after the Payment Date. The Issuing Bank will pay to each Bank ratably in accordance with its Pro Rata Share all amounts received by it from the Loan Parties for application in payment, in whole or in part, of the reimbursement obligation in respect of any Letter of Credit issued by the Issuing Bank, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant to Section 2.3.3.

        2.3.5      Obligations Absolute. The Loan Parties’ obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff,

counterclaim or defense to payment which the Loan Parties may have or have had against the Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Loan Parties further agree with the Issuing Bank and the Banks that the Issuing Bank and the Banks shall not be responsible for, and the Loan Parties’ reimbursement obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Loan Parties, any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Loan Parties or of any of their Affiliates against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Loan Parties agree that any action taken or omitted by the Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Loan Parties and shall not put the Issuing Bank or any Bank under any liability to the Loan Parties. Nothing in this Section 2.3.5 is intended to limit the right of the Loan Parties to make a claim against the Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 2.3.4.

        2.3.6.      Actions of Issuing Bank. The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.3, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Letter of Credit.

        2.3.7.      Indemnification. The Loan Parties hereby, jointly and severally, agree to indemnify and hold harmless each Bank, the Issuing Bank and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the Issuing Bank or the Agent may incur (or which may be claimed against such Bank, the Issuing Bank or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any

Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Loan Parties may have against any defaulting Bank) or (ii) by reason of or on account of the Issuing Bank issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Loan Parties shall not be required to indemnify any Bank, the Issuing Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.3.7 is intended to limit the obligations of the Loan Parties under any other provision of this Agreement.

        2.3.8.      Banks’ Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify the Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.3 or any action taken or omitted by such indemnitees hereunder.

        2.3.9.      Rights as a Bank. In its capacity as a Bank, the Issuing Bank shall have the same rights and obligations as any other Bank.

        2.4         Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

        2.5         Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3   NOTES EVIDENCING LOANS.

        3.1         Revolving Notes. The Revolving Loans made by each Bank under the Revolving Credit Commitment shall be evidenced by the Revolving Notes substantially in the form set forth in Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of each such Bank in a principal amount not to exceed each such Bank’s Pro Rata Share of the Revolving Credit Commitment. The unpaid principal amount of the Revolving Loans shall bear interest and be due and payable as provided in this Agreement and the Revolving Notes. Payments to be made by the Loan Parties under the Revolving Notes shall be made at the time, in the amounts and upon the terms set forth herein and therein.

        3.2         Term Notes. The Term Loan made by each Bank under the Term Loan Commitment shall be evidenced by the Term Notes substantially in the form set forth in Exhibit B, with appropriate insertions, dated the date hereof, payable to the order of each such Bank in a principal amount not to exceed each such Bank’s Pro Rata Share of the Term Loan Commitment. The unpaid principal amount of the Term Loan shall bear interest and be due and payable as provided in this Agreement and each Term Note. Payments to be made by the Loan Parties under each Term Note shall be made at the time, in the amounts and upon the terms set forth herein and therein.

        3.3         Capex Notes. The Capex Loans made by each Bank under the Capex Commitment shall be evidenced by the Capex Notes substantially in the form set forth in Exhibit C, with appropriate insertions, dated the date hereof, payable to the order of each such Bank in a principal amount not to exceed each such Bank’s Pro Rata Share of the Capex Loan Commitment. The unpaid principal amount of the Capex Loans shall bear interest and be due and payable as provided in this Agreement and the Capex Notes. Payments to be made by the Loan Parties under the Capex Notes shall be made at the time, in the amounts and upon the terms set forth herein and therein.

        3.4         Recordkeeping. Each Bank shall record in its records, or at its option on any schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Loan Parties hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

SECTION 4   INTEREST.

        4.1         Interest Rates. The Loan Parties promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

        (a)        at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

        (b)        at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 3% per annum.

        4.2         Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

        4.3         Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Representative and each Bank. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of Representative or any Bank, deliver to Representative or such Bank a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.

        4.4         Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5   FEES AND DOMINION OF FUNDS.

        5.1         Non-Use Fee. The Loan Parties agree to pay to the Agent for the account of each Bank a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Bank’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans plus the Stated Amount of all Letters of Credit. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

        5.2         Letter of Credit Fees. (a) The Loan Parties agree to pay to the Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Bank’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of each Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by 3% at any time that an Event of Default exists. Such letter of credit fee shall be payable annually in advance within five (5) days of the first Business Day of each calendar year for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

        (b)        In addition, with respect to each Letter of Credit, the Loan Parties agree to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) at any and all times that there is more than one Bank under this Agreement, a letter of credit fronting fee in the amount of 0.125% on the face amount of each Letter of Credit.

        5.3         Upfront Fees. The Loan Parties agree to pay to the Agent for the account of each Bank on the Closing Date an upfront fee in the amount previously agreed to between the Representative and the Agent (and the Agent agrees to promptly forward to each Bank a portion of such upfront fee in the amount previously agreed to between the Agent and such Bank).

        5.4         Agent’s Fees. The Loan Parties agree to pay to Agent such agent’s fees as are mutually agreed to from time to time by the Representative and Agent, with respect to any and all times that there is more than one Bank under this Agreement.

        5.5         Dominion of Funds. Promptly, and in any event within five (5) days after, request by the Agent at any time after any Event of Default has occurred, each Loan Party shall establish a dominion of funds arrangement with the Agent pursuant to the Agent’s standard dominion of funds agreement (collectively, the “Dominion of Funds”) into which thereafter each Loan Party will immediately deposit all collections of Accounts, payments made for services rendered or other payments constituting proceeds of collateral in the identical form in which such payment was made, whether by cash or check. All payments made to the Dominion of Funds shall be the sole and exclusive property of Agent (for the account of the Banks) and no persons shall have a right to setoff against the Dominion of Funds. Subject to the Dominion of Funds agreement, the Agent shall have the exclusive right to determine how, when and in what amounts payments and chargebacks shall be applied through the Dominion of Funds, and such determinations shall be conclusive upon Banks and the Loan Parties.

SECTION 6   REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS.

        6.1         Reduction or Termination of the Revolving Commitment Amount.

        6.1.1      Voluntary Reduction or Termination . The Loan Parties may from time to time on at least five Business Days’ prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Loan Parties shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

        6.1.2      Mandatory Reductions of Revolving Commitment Amount. On the date of any Mandatory Prepayment Event, the Revolving Commitment Amount shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay the Term Loan or Capex Loans pursuant to Section 6.2.2.

        6.1.3      All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Pro Rata Shares.

        6.2         Prepayments.

        6.2.1      Voluntary Prepayments of the Term Loan and Capex Loans. The Loan Parties may from time to time prepay the Term Loan and the Capex Loans in whole or in part; provided that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 12:00 noon, Grand Rapids time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $500,000.

        6.2.2      Mandatory Prepayments. (a) The Loan Parties shall make a prepayment of the Loans upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Sale, in an amount equal to 100% of such Net Cash Proceeds.

        (ii)       Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of equity securities of any Loan Party (excluding (x) any issuance of shares of capital stock pursuant to any employee or director stock option program, benefit plan or compensation program and (y) any issuance by a Loan Party to another Loan Party), in an amount equal to 100% of such Net Cash Proceeds.

        (iii)      Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by clauses (a) through (g) of Section 10.7), in an amount equal to 100% of such Net Cash Proceeds.

        (b)        If on any day the Revolving Outstandings exceed the Borrowing Base, the Loan Parties shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

        (c)        If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceed the Revolving Commitment Amount, the Loan Parties shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

        (d)        All Mandatory Prepayments shall be applied as follows:

(i) first to the outstanding amount of principal and interest under the Term Loan;

(ii) second to the outstanding amount of principal and interest under the Capex Loans; and

(iii) third to the outstanding amount of principal and interest under the Revolving Credit Commitment.

        6.3         All Prepayments. Each voluntary partial prepayment of the Term Loan or the Capex Loans shall be in a principal amount of $500,000 or a higher integral multiple of $500,000. At any time there is more than one Bank party to this Agreement, each voluntary partial prepayment of the Revolving Credit Commitment shall be in a principal amount of $250,000 or a higher integral multiple of $50,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of the Term Loan and the Capex Loans shall be applied pro rata in the inverse order of maturity to the remaining installments thereof.

SECTION 7   MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

        7.1         Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Loan Parties to the Agent in immediately available funds at the office specified by the Agent not later than 1:00 P.M., Grand Rapids time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under Section 8.1 shall be made by the Loan Parties directly to the Bank entitled thereto.

        7.2         Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Representative shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

        7.3         Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

        7.4         Setoff. The Loan Parties agree that the Agent and each Bank have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Loan Parties agree that at any time any Event of Default exists, the Agent and each Bank may apply to the payment of any obligations of the Loan Parties hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Loan Parties then or thereafter with Agent or such Bank.

        7.5         Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

        7.6         Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts (all non-excluded items being called “Taxes”), unless required by any law, rule or regulation. If any withholding or deduction from any payment to be made by any Loan Party hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Loan Parties will:

        (a)        pay directly to the relevant authority the full amount required to be so withheld or deducted;

        (b)        promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

        (c)        pay to the Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Loan Parties will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

        If the Loan Parties fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Loan Parties shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Loan Parties.

        Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten Business Days after the date of this Agreement or it becomes an assignee of an interest under this Agreement under Section 14.9.1 after the Closing Date (unless such Bank was already a Bank hereunder immediately prior to such assignment), (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to the immediately preceding paragraph (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 7.6 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under the immediately preceding paragraph, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

        Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

        If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Banks under this Section 7.6 shall survive the payment of the Loans and termination of this Agreement.

        7.7         Automatic Debit. In order to cause timely payment to be made to Agent of all of the Loan Parties’ obligations hereunder as and when due, each Loan Party hereby authorizes and directs the Agent to debit the amount of such Loan Parties’ obligations hereunder to any ordinary deposit account of the Loan Parties (including, without limitation, by increasing the principal balance due under the Revolving Credit Commitment).

SECTION 8   INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

        8.1         Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any LIBOR Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

        (i)        shall subject any Bank (or any LIBOR Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans, any Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of such Bank or its LIBOR Office imposed by the jurisdiction in which such Bank’s principal executive office or LIBOR Office is located);

        (ii)       shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any LIBOR Office of such Bank); or

(iii) shall impose on any Bank (or its LIBOR Office) any other condition affecting its LIBOR Loans, any Note or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any LIBOR Office of such Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank (or its LIBOR Office) under this Agreement or under any Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Loan Parties shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

        (b)        If any Bank shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of such Bank’s obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Loan Parties shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

        8.2         Basis for Determining Interest Rate Inadequate or Unfair. If, with respect to any Interest Period,:

        (a)        deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

        (b)        any Bank advises the Agent that the LIBOR Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Bank of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Bank may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Bank materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        8.3         Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into LIBOR Loans (but shall make Base Rate Loans concurrently with the making of or conversion into LIBOR Loans by the Banks which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

        8.4         Funding Losses. The Loan Parties hereby agree that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), the Loan Parties will indemnify such

Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Loan Parties to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

        8.5         Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Loan Parties to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

        8.6         Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit in accordance with the terms of this Agreement, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

        8.7         Mitigation of Circumstances; Replacement of Banks. (a) Each Bank shall promptly notify the Representative and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Loan Parties to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Loan Parties and Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Loan Parties of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.

        (b)        If the Loan Parties become obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Representative may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a “Replacement Bank”) to purchase the Loans of such Bank and such Bank’s rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Loan Parties hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

        8.8         Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9   REPRESENTATIONS AND WARRANTIES.

        To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Loan Parties, jointly and severally, represent and warrant to Agent and the Banks as follows:

        9.1         Organization. Each Loan Party is a corporation or limited liability company validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

        9.2         Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Loan Party is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of this Agreement and each Loan Document to which it is a party, and the borrowings by the Loan Parties hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws, certification of formation, operating agreement or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

        9.3         Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

        9.4         Financial Condition. The audited consolidated financial statements of the Loan Parties as at December 31, 2001 and the unaudited consolidated financial statements of the Loan Parties as at December 31, 2002, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Loan Parties as at such dates and the results of their operations for the periods then ended.

        9.5         No Material Adverse Change. Since December 31, 2001, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, other than as set forth in unaudited consolidated financial statements of the Loan Parties as at December 31, 2002.

        9.6         Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7.

        9.7         Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.

        9.8         Subsidiaries. As of the Closing Date, no Loan Party has any Subsidiaries other than those listed on Schedule 9.8. Neither Mito Plastics, Inc., a Michigan corporation, nor 201 Lovejoy, L.L.C., a Michigan limited liability company (together, the “Dormant Subsidiaries”), conducts business of any kind or owns any assets. The Loan Parties agree to notify the Agent immediately in the event any Dormant Subsidiary begins conducting business of any kind.

        9.9         Pension Plans. (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty.

        (b)        All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by each Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

        9.10       Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

        9.11       Public Utility Holding Company Act. No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

        9.12       Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        9.13       Taxes. Each Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        9.14       Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each Loan Party’s assets will exceed its liabilities and (b) each Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

        9.15       Environmental Matters.

        (a)        No Violations. Except as set forth on Schedule 9.15, no Loan Party, nor any operator of any Loan Party’s properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

        (b)        Notices. Except as set forth on Schedule 9.15 and for matters arising after the Closing Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, no Loan Party has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that any Loan Party must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

        (c)        Handling of Hazardous Substances. Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of any Loan Party has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by any Loan Party or the operators of any real property of any Loan Party, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of any Loan Party, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of any Loan Party which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect on the value of, the real property or other assets of any Loan Party; and (v) any Hazardous Substances generated by any Loan Party have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

        (d)        Environmental Certificate. All representations and warranties in the Environmental Certificate delivered to the Agent and the Banks are true and complete.

        9.16       Reportable Transaction. Neither the Company nor any other Loan Party intends to treat the Loans, the Letters of Credit and the related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company or any other Loan Party determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

        9.17       Insurance. Set forth on Schedule 9.17 is a complete and accurate summary of the property and casualty insurance program of each Loan Party as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving each Loan Party).

        9.18       Real Property. Set forth on Schedule 9.18 is a complete and accurate list, as of the Closing Date, of the addresses of all real property owned or leased by the Loan Parties, together with, in the case of leased property, the name and mailing address of the lessor of such property.

        9.19       Information. All information heretofore or contemporaneously herewith furnished in writing by each Loan Party or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Loan Parties are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

        9.20       Intellectual Property. The Loan Parties own and possess or have a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

        9.21       Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any corporate, limited liability or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

        9.22       Labor Matters. Except as set forth on Schedule 9.22, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

        9.23       No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by any Loan Party of any Debt hereunder or under any other Loan Document.

        9.24       [reserved]

SECTION 10   COVENANTS.

        Until the expiration or termination of the Commitments and thereafter until all obligations of the Loan Parties hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Loan Party agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will, and, to the extent applicable, will cause any other Subsidiary of the Loan Parties from time to time, if any, to:

        10.1       Reports, Certificates and Other Information. Furnish to the Agent and each Bank:

        10.1.1    Annual Report. As soon as available, copies of the Form 10-K Annual Report or comparable successor report filed by the Company and its Subsidiaries with the Securities and Exchange Commission or any successor agency; provided, that if such report is not available within ninety (90) days after the end of each fiscal year of the Company, then by such time (without relieving the Company and its Subsidiaries of the obligation to provide such Form 10-K or successor report), a consolidated and consolidating balance sheet and the related statements of consolidated and consolidating net earnings and stockholders’ equity and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries as of the end of such fiscal year, fairly and accurately presenting the financial condition of the Company and its Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for such fiscal year and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied, and audited by independent certified public accountants acceptable to the Required Banks, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6, 10.7, 10.9 or 10.10 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail.

        10.1.2    Interim Reports. (a)  As soon as available, copies of the periodic Form 10-Q quarterly report or comparable successor report filed by the Company with the Securities and Exchange Commission or any successor agency; provided, that if such report is not made available within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company beginning with the quarter ending March 31, 2003, then the Company (without relieving the Company and its Subsidiaries of the obligation to provide such Form 10-Q or successor report) shall immediately deliver to each Bank an internally-prepared balance sheet of the Company and its Subsidiaries on a consolidated and consolidating basis as at the end of such quarter and the related statements of operations and statements of cash flows of the Company and its Subsidiaries on a consolidated and consolidating basis for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) as to fairness of presentation, in accordance with GAAP (other than footnotes thereto), by a Chief Financial Officer or Controller (if such Controller is a corporate officer) of the Company; and (b) promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Company.

        10.1.3    Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of monthly and quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit D, with appropriate insertions, dated the date of such annual report or such monthly or quarterly statements and signed by the Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and a certification to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Loan Parties’ financial condition, changes in financial condition and results of operations.

        10.1.4    Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all other regular, periodic or special reports of the Loan Parties filed with the SEC; copies of all registration statements of the Loan Parties filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

        10.1.5    Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties affected thereby with respect thereto:

        (a)        the occurrence of an Event of Default or an Unmatured Event of Default;

        (b)        any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Loan Parties to the Banks which has been instituted or, to the knowledge of the Loan Parties, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

        (c)        the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

        (d)        any cancellation or material change in any insurance maintained by any Loan Party; or

        (e)        any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

        10.1.6    Borrowing Base Certificates. Within three (3) Business Days following the end of each week, a Borrowing Base Certificate dated as of the last Business Day of such week executed by the Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Loan Parties on behalf of the Loan Parties (provided that Agent may require the Loan Parties to deliver Borrowing Base Certificates more frequently at Agent’s discretion).

        10.1.7    Accounts, Accounts Payable and Inventory Reports. Within ten (10) days of the end of each month, Inventory, Accounts and accounts payable lists, agings and reports, in each case in form and substance acceptable to the Required Banks, certified by Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Loan Parties on behalf of the Loan Parties.

        10.1.8    Management Reports. Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to any Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of any Loan Party.

        10.1.9    Projections. As soon as practicable, and in any event within 30 days prior to the commencement of each Fiscal Year, (a) a business plan for such Fiscal Year (in form and substance acceptable to Agent) and (b) financial projections for the Loan Parties for such Fiscal Year (including an operating budget and a cash flow budget) prepared in a manner consistent with the projections delivered by the Loan Parties to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Representative on behalf of the Loan Parties to the effect that (i) such projections were prepared by the Loan Parties in good faith, (ii) the Loan Parties have a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

        10.1.10  Cash Flow Forecasts. Within three (3) Business Days following the end of each week, a 13-week cash flow forecast for Loan Parties for the period of 13 consecutive weeks immediately following such week, prepared in a manner consistent with the projections delivered by the Loan Parties to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Chief Financial Officer or the Controller (if such Controller is an executive officer) of the Representative on behalf of the Loan Parties to the effect that (i) such forecasts were prepared by the Loan Parties in good faith, (ii) the Loan Parties have a reasonable basis for the assumptions contained in such forecasts and (iii) such forecasts have been prepared in accordance with such assumptions.

        10.1.11  Subordinated Debt Notices. Promptly from time to time, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

        10.1.12  Significant Customers. Promptly (and in any event within five (5) days) after becoming aware thereof, any notice or indication (i) that any Significant Customer (as defined below) intends to terminate, significantly reduce or otherwise alter in an adverse manner its relationship with any Loan Party, or (ii) of the termination or potential termination of any other material contract, lease or relationship with any Significant Suppliers (as defined below). For purposes of this Agreement: (x) “Significant Customer” shall mean, at any time, any of the five (5) largest customers of any Loan Party, measured in terms of sales volume in dollars for the then immediately preceding fiscal year and (y) “Significant Supplier” shall mean any of the top five (5) largest suppliers of any Loan Party measured in terms of sales volume in dollars for the then immediately preceding fiscal year.

        10.1.13  Other Information. Promptly from time to time, such other information concerning the Loan Parties as any Bank or the Agent may reasonably request.

        10.2       Books, Records and Inspections. Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit any Bank, the Agent or any representative thereof to inspect the properties and operations of each Loan Party; and permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank, the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with any Bank, the Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit the Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of each Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Agent shall be at the Loan Parties’ expense, and at such times and in such frequency as the Agent may in its reasonable discretion determine; provided that so long as (i) no Event of Default or Unmatured Event of Default exists and (ii) such inspection is not at the request of a Bank becoming a party to this Agreement after the Closing Date, the Loan Parties shall not be charged for the costs of any such inspections or audits more than once annually.

        10.3       Maintenance of Property; Insurance. (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

        (b)        Maintain with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.17 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Loan Parties shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing lender’s loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent.

        10.4       Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not have a Material Adverse Effect; and (b) pay prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

        10.5       Maintenance of Existence, etc. Maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

        10.6       Financial Covenants.

        10.6.1    Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less than (i) 1.20 to 1.00 as of the end of the Company’s fiscal quarter ending on or about March 31, 2003, (ii) 1.20 to 1.00 as of the end of the Company’s fiscal quarter ending on or about June 30, 2003, (iii) 1.30 to 1.00 as of the end of the Company’s fiscal quarter ending on or about September 30, 2003, or (iv) 1.45 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP for the period of four consecutive fiscal quarters of the Company then ending.

        10.6.2    Senior Debt to EBITDA Ratio. Not permit the Senior Debt to EBITDA Ratio to be greater than (i) 3.00 to 1.00 as of the end of the Company’s fiscal quarter ending on or about March 31, 2003, (ii) 2.50 to 1.00 as of the end of the Company’s fiscal quarter ending on or about June 30, 2003, (iii) 2.25 to 1.00 as of the end of the Company’s fiscal quarter ending on or about September 30, 2003, or (iv) 2.00 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP using the ratio of Senior Debt as of the end of each such fiscal quarter to EBITDA for the period of such fiscal quarter of the Company then ending.

        10.6.3    Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio to be greater than (i) 4.55 to 1.00 as of the end of the Company’s fiscal quarter ending on or about March 31, 2003, (ii) 4.55 to 1.00 as of the end of the Company’s fiscal quarter ending on or about June 30, 2003, (iii) 4.00 to 1.00 as of the end of the Company’s fiscal quarter ending on or about September 30, 2003, or (iv) 3.75 to 1.00 as of the end of the Company’s fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP using the ratio of Total Debt as of the end of each such fiscal quarter to EBITDA for the period of such fiscal quarter of the Company then ending.

        10.6.4    EBITDA. Not permit EBITDA to be less than (i) $2,000,000 for Company’s fiscal quarter ending on or about March 31, 2003, or (ii) $2,200,000 for the Company’s fiscal quarter ending on or about June 30, 2003 or any fiscal quarter thereafter; such amount to be determined in each case in accordance with GAAP for the period of such fiscal quarter of the Company then ending.

        10.6.5    Total Liabilities to Tangible Capital Funds Ratio. Not permit the Total Liabilities to Tangible Capital Funds Ratio to be greater than (i) 8.00 to 1.00 as of the end of March, April or May, 2003, (ii) 7.00 to 1.00 as of the end of June, July, August, September, October or November, 2003, or (iii) 6.00 to 1.00 as of the end of December, 2003 or any month thereafter; such ratio to be determined in each case in accordance with GAAP as of such month-end.

        10.6.6    Adjusted Working Capital. Not permit Adjusted Working Capital to be less than negative $11,000,000, provided that the amount Adjusted Working Capital may not be less than under this Section 10.6.6 shall increase by $1,000,000 as of and at the end of each fiscal year of the Company commencing with such fiscal year-end 2003; such amount to be determined in each case in accordance with GAAP as of each month-end. For example and greater clarity, the amount Adjusted Working Capital may not be less than under this Section 10.6.6 as of the end of the Company’s fiscal year ending on or about December 31, 2004 shall be negative $10,000,000.

        10.6.7    Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $2,000,000.

        10.7       Limitations on Debt. Not create incur, assume or suffer to exist any Debt, except:

(a)	obligations under this Agreement and the other Loan Documents;

(b)

Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $1,500,000;

(c)	unsecured inter-company owing by any Loan Party to any other Loan Party except either of the Dormant Subsidiaries;

(d)	Subordinated Debt described on Schedule 10.7;

(e)	Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(f)	Debt (other than Subordinated Debt) described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased; and

(g)	the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder).

        10.8       Liens. Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)

Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)

Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves);

(c)	Liens described on Schedule 10.8;

(d)

subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, and only such debt, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)

attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)

easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Loan Parties; and

(g)	Liens arising under the Loan Documents.

        10.9       Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $1,500,000 in any Fiscal Year.

        10.10     Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution or pay any dividends of any kind to any of its stockholders, including without limitation dividends on Preferred Stock, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its stockholders or any Affiliate thereof, (d) make any payments of salary, bonus, expense reimbursements or other cash compensation to the Affiliated Creditors (as defined below) who are employed by or directors of any of the Loan Parties (excluding stock options for directors), or (d) set aside funds for any of the foregoing; provided, however, that this Section 10.10 shall not be construed so as to prevent the payment of any of the following:

(i)

payments to Craig Wierda, Emilie D. Wierda, Emilie D. Wierda Living Trust dated 3/1/94, William Beckman, Thomas Wallace, the Craig Wierda Grantor Retained Annuity Trust, dated January 31, 1994, the Emilie Wierda Grantor Retained Annuity Trust, Jack D. Rutherford and James R. Workman (the “Affiliate Creditors”), to the extent, and only to the extent, from time to time permitted under the terms of the William Blair Subordinated Debt and those certain “Affiliate Subordination Agreements” made or to be made from time to time by the Affiliate Creditors in favor of the Blair Debt Holders;

(ii)	a one-time payment of $75,000 to Craig Wierda for the Guaranty;

(iii)	expense reimbursements in the ordinary course of business; or

(iv)	payments to William Beckman comprising a $250,000 annual salary, bonuses in accordance with the bonus plan in effect on the Closing Date as described to the Agent, and a $12,000 annual car allowance.

        10.11     Mergers, Consolidations, Sales. Not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership, limited liability company or joint venture interest in, any other Person, or, except Inventory in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Loan Party (other than the Company) into another Loan Party (other than either of the Dormant Subsidiaries);

(b) any such purchase or other acquisition by any Loan Party of the assets or stock of any other Loan Party (other than the Company); and (c) sales and dispositions of assets for at least fair market value (as determined by the Board of Directors of the Loan Party) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000.

        10.12     Modification of Organizational Documents. Not permit the Certificate or Articles of Incorporation, By-Laws, Operating Agreement or other organizational documents of any Loan Party to be amended or modified in any way which reasonably could be expected to materially adversely affect the interests of the Banks.

        10.13     Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to refinance the loans outstanding under the Original Credit Agreement, for working capital, for Capital Expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan or any Letter of Credit to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

        10.14     Further Assurances. Promptly take such actions as are necessary or as the Agent or the Required Banks may reasonably request from time to time (including the execution and delivery, or causing the execution and delivery, of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements, control agreements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that each of the Loan Parties and their respective Subsidiaries (other than 201 Lovejoy, L.L.C.) is fully obligated, jointly and severally, for the obligations of the Company under this Agreement and the other Loan Documents, and that the obligations of the Loan Parties hereunder and under the other Loan Documents are secured by substantially all of the assets of the Loan Parties and their respective Subsidiaries (other than 201 Lovejoy, L.L.C.), including, promptly upon the acquisition or creation thereof, any Subsidiary of any Loan Party acquired or created after the date hereof.

        10.15     Transactions with Affiliates. Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

        10.16     Employee Benefit Plans. Maintain each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

        10.17     Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, such Loan Party shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of each Loan Party or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

        (b)        To the extent that the transportation of “hazardous waste” as defined by RCRA is permitted by this Agreement, the Loan Parties shall, and shall cause their Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

        10.18     Unconditional Purchase Obligations. Not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

        10.19     Inconsistent Agreements. Not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by any Loan Party hereunder or Letter of Credit or by the performance by any Loan Party or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to any Loan Party or any other Subsidiary (other than as set forth in this Agreement), (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to the Company.

        10.20     Business Activities. Not, and not permit any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

        10.21     Investments. Not make or permit to exist any Investment in any other Person, except, without duplication, the following:

        (a)        contributions by the Company to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;

        (b)        in the ordinary course of business, Investments by the Company in any Subsidiary or by any Subsidiary in the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7;

        (c)        Suretyship Liabilities permitted by Section 10.7;

        (d)        Cash Equivalent Investments;

        (e)        bank deposits in any Bank or the Agent;

        (f)        Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (c), shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

        10.22     Payments and Modifications of Subordinated Debt and Preferred Stock. Not (i) make any optional payment, prepayment or redemption of any Subordinated Debt; provided that this clause (i) shall not be deemed to prohibit payments made under and in accordance with the terms of the Electrolux Note, (ii) enter into any agreement or arrangement providing for the defeasance of any Subordinated Indebtedness, (iii) set aside funds for any of the foregoing, (iv) amend or modify, or consent or agree to any amendment or modification, which would shorten any maturity or increase the amount of any payment of principal or increase the rate (or require earlier payment) of interest on any Subordinated Debt, (v) amend any subordination agreement relating to any Subordinated Debt or amend the subordination provisions of any agreement under which any Subordinated Debt is issued or created or otherwise related thereto, (vi) otherwise amend or modify, or waive any rights under, any document, instrument or agreement evidencing or executed in connection with any Subordinated Debt if such amendment, modification or waiver could be adverse to the interests of the Banks, or (vii) amend or modify, or waive any rights under, any terms of the Preferred Stock if such amendment, modification or waiver could be adverse to the interests of the Banks.

        10.23     Fiscal Year. Not change its Fiscal Year.

        10.24     Cancellation of Debt. Not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

        10.25     Minimum Hedging Obligation. On or before the date that is sixty (60) days after the Closing Date, hedge at least fifty percent (50%) of the outstanding principal amount of the Term Loan pursuant to Hedging Agreements in form and substance acceptable to the Agent, and continue such hedging arrangement for not less than fifty percent (50%) of the outstanding principal amount of the Term Loan for a period of not less than three (3) years.

SECTION 11   EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

        The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

        11.1       Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated; and (b) the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Required Banks is called the “Closing Date”):

        11.1.1    Notes. Executed originals of each of the Notes.

        11.1.2    Resolutions. Certified copies of resolutions of the Board of Directors of the Loan Parties authorizing the execution, delivery and performance by each Loan Party of this Agreement, the Notes and the other Loan Documents to which each Loan Party is a party.

        11.1.3    Consents, etc. Certified copies of all documents evidencing any necessary corporate or limited liability company action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the documents referred to in this Section 11.

        11.1.4    Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

        11.1.5    Guaranty. The Guaranty executed by Craig Wierda, limited to $1,000,000 and providing for release as set forth therein.

        11.1.6    Letter Agreement re Post-Closing Items. A letter agreement, in form and substance satisfactory to the Agent, regarding certain items to be delivered by the Loan Parties after the Closing Date.

        11.1.7    Security Agreement. A counterpart of the Security Agreement executed by each Loan Party.

        11.1.8    Environmental Certificate. The Agent’s form of Environmental Certificate duly completed and executed by each Loan Party. In the event of any conflict between the terms of the Environmental Certificate and the terms of this Agreement or any of the other Loan Documents, the terms of the Environmental Certificate shall control.

        11.1.9    Real Estate Documents. With respect to each parcel of real property owned by each Loan Party as set forth on Schedule 11.1.9, a duly executed Mortgage providing for a fully perfected Lien, in favor of the Agent, in all right, title and interest of each Loan Party in such real property, together with:

        (a)        an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to the Agent, insuring the Agent’s Lien on such real property and containing such endorsements as the Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to the Agent);

        (b)        copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

        (c)        original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document;

        (d)        an ALTA survey certified to the Agent meeting such standards as the Agent may reasonably establish and otherwise reasonably satisfactory to the Agent;

        (e)        a flood insurance policy concerning such real property, reasonably satisfactory to the Agent, if required by the Flood Disaster Protection Act of 1973;

        (f)        an appraisal, satisfactory to the Agent, prepared by an independent appraiser engaged directly by the Agent or Co-Agent, of such parcel of real property or interest in real property, in form and substance acceptable to Agent; and

        (g)        all reports, questionnaires and other information as the Agent or any Bank may require in order to complete its environmental investigation, all in form and substance satisfactory to the Agent and the Banks.

Additionally, in the case of any leased real property, a Collateral Access Agreement in respect of the premises subject to such lease.

        11.1.10  [reserved]

        11.1.11  Subordination Agreements. Subordination Agreements duly executed by all holders of Subordinated Debt.

        11.1.12  Opinions of Counsel. (a) The opinions of (1) Loan Parties’ counsel and (2) local counsel with respect to each jurisdiction where each parcel of real property subject to each Mortgage is located, and (b) all opinions delivered in connection with the closing of the Original Credit Agreement with letters which state that the Agent and the Banks may rely thereon.

        11.1.13  Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender’s loss payee, pursuant to the issuance of a lender’s loss payable endorsement, and an additional insured on all related insurance policies.

        11.1.14  [reserved]

        11.1.15  Payment of Fees. Evidence of payment by the Loan Parties of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Loan Parties and the Agent).

        11.1.16  Omnibus Confirmation of Collateral Documents. An omnibus confirmation of Collateral Documents, in form and substance satisfactory to the Agent, duly executed by the Loan Parties.

        11.1.17  Memorandums of Assignment. Memorandums of Assignment with respect to each of the Mortgages granted to the Original Agent, in form and substance satisfactory to the Agent, duly executed by the mortgagors thereunder.

        11.1.18  Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Loan Parties (under their present names and any previous names) as debtors and which are filed in any of the jurisdictions in which the Loan Parties are organized or located or have operations or in which any of the collateral subject to the Collateral Documents is located, together with (i) copies of such financing statements, (ii)  proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 10.8) and evidence satisfactory to the Agent that it is authorized to file such termination statements and (iii) such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request and evidence satisfactory to the Agent that it is authorized to file such termination statements.

        11.1.19  Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Banks, a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.

        11.1.20  Closing Certificate. A certificate signed by an executive officer of each Loan Party dated as of the Closing Date, affirming the matters set forth in Section 11.2.1 as of the Closing Date.

        11.1.21  Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date showing Available Cash of no less than $500,000.

        11.1.22  Succession of Agent and Assignment of Interests of the Original Banks. Such agreements and documents as Bank One may require providing for the prior assignment to Bank One of each of the other Original Bank’s interests under the Original Credit Agreement and for Bank One to have succeeded the Original Agent as agent for the Original Banks under the Original Credit Agreement.

        11.1.23  Other. Such other documents as the Agent or any Bank may reasonably request.

        11.2       Conditions. The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

        11.2.1    Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

        (a)        the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

        (b)        no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

        11.2.2    Confirmatory Certificate. If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Representative as to the matters set out in Section 11.2.1 (it being understood that each request by the Representative for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Loan Parties that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

SECTION 12   EVENTS OF DEFAULT AND THEIR EFFECT.

        12.1       Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

        12.1.1    Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for two days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Loan Parties hereunder or under any other Loan Document.

        12.1.2    Non-Payment of Other Debt. Any default shall occur under the terms of the Electrolux Note or under the terms applicable to any other Debt of the Loan Parties or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $50,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Loan Parties or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

        12.1.3    Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Loan Parties or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, has a Material Adverse Effect.

        12.1.4    Bankruptcy, Insolvency, etc. Any Loan Party or any Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or any Guarantor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for any Loan Party or any Guarantor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or any Guarantor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or any Guarantor, and if such case or proceeding is not commenced by the Loan Parties or any Guarantor, it is consented to or acquiesced in by any Loan Party or any Guarantor, or remains for forty-five (45) days undismissed; or any Loan Party or any Guarantor takes any action to authorize, or in furtherance of, any of the foregoing.

        12.1.5    Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for five (5) days.

        12.1.6    Representations and Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

        12.1.7    Pension Plans. (i) Institution of any steps by any Loan Party or any other Person to terminate a Pension Plan if as a result of such termination any Loan Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party and the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

        12.1.8    Judgments. Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

        12.1.9    Invalidity of Guaranty, etc. Any Guaranty shall cease to be in full force and effect with respect to any Guarantor; or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Guaranty with respect to such Guarantor.

        12.1.10  Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

        12.1.11  Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt or in any subordination agreement in favor of the Agent or the Banks relating thereto shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

        12.1.12  Change of Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 20% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or (b) a period of 30 consecutive days shall have elapsed during which any two of the individuals named in

Schedule 12.1.12 shall have ceased to hold executive offices with the Company at least equal in seniority and responsibility to such individual’s present office[s], as set out in such Schedule 12.1.12, excluding any such individual who has been replaced by another individual or individuals reasonably satisfactory to the Required Banks (it being understood that any such replacement individual shall be deemed added to Schedule 12.1.12 on the date of approval thereof by the Required Banks).

        12.1.13  Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

        12.2       Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Loan Parties shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Loan Parties immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Loan Parties shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Representative of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Loan Parties or as a court of competent jurisdiction may elect.

        12.3       Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the secured obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

        (a)        FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the secured obligations or of the Liens granted to the Agent pursuant to this Collateral Documents;

        (b)        SECOND, to payment of that portion of the secured obligations constituting accrued and unpaid interest and fees, pro rata among the Banks and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

        (c)        THIRD, to payment of the principal of the secured obligations, reimbursement obligations in respect of Letters of Credit and the net early termination payments and any other Hedging Obligations then due and unpaid from the Loan Parties to any of the Banks or their Affiliates, pro rata among the Banks and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Hedging Obligations then due and unpaid owing to each of them;

        (d)        FOURTH, to payment of any secured obligations (other than those listed above) pro rata among those parties to whom such secured obligations are due in accordance with the amounts owing to each of them; and

(e) FIFTH, the balance, if any, after all of the secured obligations have been satisfied, shall be paid to or as directed by the Company.

SECTION 13   THE AGENT.

        13.1       Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Banks as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Section 13. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Banks’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of the term “secured party” as defined in the UCC and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Banks hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

        13.2       Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

        13.3       General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Loan Parties, the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent, subject to Section 2.3.4, such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

        13.4       No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing or extension of credit hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Section 11, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Event of Default or Unmatured Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Loan Parties or any Guarantor or of any of the Loan Parties or any such Guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Loan Parties to the Agent at such time, but is voluntarily furnished by the Loan Parties to the Agent (either in its capacity as Agent or in its individual capacity).

        13.5       Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        13.6       Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Banks and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

        13.7       Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        13.8       Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Loan Parties for which the Agent is entitled to reimbursement by the Loan Parties under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to the last paragraph of Section 3.6 shall, notwithstanding the provisions of this Section 13.8, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section 13.8 shall survive payment of the Loans and other obligations under the Loan Documents and termination of this Agreement.

        13.9.       Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless the Agent has received written notice from a Bank or the Loan Parties referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks.

        13.10     Rights as a Bank. In the event the Agent is a Bank, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, at any time when the Agent is a Bank, unless the context otherwise indicates, include the Agent in its individual capacity.

The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Loan Parties or any of their respective Subsidiaries in which the Loan Parties or any such Subsidiaries are not restricted hereby from engaging with any other Person.

        13.11     Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        13.12     Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Banks, such removal to be effective on the date specified by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a successor Agent. If no successor Agent shall have been so appointed by the Required Banks within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Loan Parties and the Banks, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Loan Parties or any Bank, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Banks may perform all the duties of the Agent hereunder and the Loan Parties shall make all payments in respect of the Loans and other obligations under the Loan Documents to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Section 13 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 13.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

        13.13     Delegation to Affiliates. The Loan Parties and the Banks agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under this Agreement.

        13.14     Execution of Collateral Documents. The Banks hereby empower and authorize the Agent to execute and deliver to the Loan Parties on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

        13.15     Collateral Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Loan Parties hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i) or (d)(iii) of Section 10.8 (it being understood that the Agent may conclusively rely on a certificate from the Representative in determining whether the Debt secured by any such Lien is permitted by Section 10.7(b)). Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.15.

        13.16     Issuing Bank. The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

SECTION 14   GENERAL.

        14.1       Waiver; Amendments. No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (i) increase the Revolving Commitment Amount or Capex Commitment Amount, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release any Guaranty or all or any substantial part of the collateral granted under the Collateral Documents or (v) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. Notwithstanding anything herein to the contrary, no Bank that is in default of any of its obligations, covenants or agreements under this Agreement shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any departure therefrom or any direction from the Banks to the Agent, and, for purposes of determining the Required Banks at any time when a Bank is in default under this Agreement, the Commitment and the Loans and Letter of Credit participation of such defaulting Banks shall be disregarded.

        14.2       Confirmations. The Loan Parties and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

        14.3       Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Representative, and the Loan Parties shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

        14.4       Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Representative notifies the Agent that the Representative wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Representative that the Required Banks wish to amend Section 10 for such purpose), then the Loan Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Loan Parties and the Required Banks.

        14.5       Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

        14.6       Costs, Expenses and Taxes. The Loan Parties agree to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Loan Parties agrees to pay, and to save the Agent and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Loan Parties’ auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement. In order to cause timely payment to be made by the Loan Parties of all costs and expenses incurred hereunder by Agent, the Loan Parties hereby authorize and direct Agent to debit such amount due to any ordinary deposit account of the Loan Parties, or increase the principal balance due under the Revolving Loans.

        14.7       Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Loan Parties have one or more Subsidiaries.

        14.8       Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        14.9       Assignments; Participations.

        14.9.1    Assignments. Any Bank may, with the prior written consent of the Issuing Bank, Agent and (so long as no Event of Default exists) the Loan Parties (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”) all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s Pro Rata Share of the Revolving Commitment Amount plus the unpaid amount of such Bank’s Term Loan plus the amount of such Bank’s Pro Rata Share of the Capex Commitment Amount plus the unpaid amount of such Bank’s Capex Loans and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Loan Parties would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Loan Parties are then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Loan Parties will not be required to pay the incremental amounts) and (b) the Representative and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

        (x)        five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Representative and the Agent by such assigning Bank and the Assignee,

        (y)        the assigning Bank and the Assignee shall have executed and delivered to the Loan Parties and the Agent an assignment agreement substantially in the form of Exhibit F (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

(z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $4,000.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder.

Within five Business Days after effectiveness of any assignment and delegation, the Loan Parties shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) new Notes in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment Amount, the principal amount of the Assignee’s Term Loan and the principal amount of the Assignee’s Capex Loans, respectively, as applicable, and if the assigning Bank has retained a Commitment hereunder, replacement Notes in the principal amount of the Revolving Commitment Amount retained by the assigning Bank, the principal amount of the Term Loan retained by the assigning Bank and the principal amount of the Capex Loans retained by the assigning Bank, respectively, as applicable (such Notes to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Notes “exchanged” and deliver it to the Loan Parties. Accrued interest on that part of the predecessor Notes being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Notes not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

        Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Notes to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

        14.9.2    Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (y) the Loan Parties and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder and (z) all amounts payable by the Loan Parties shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Loan Parties agree that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Loan Parties also agree that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

        14.10     Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Michigan applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        14.11     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        14.12     Successors and Assigns. This Agreement shall be binding upon each Loan Party, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of each Loan Party, the Banks and the Agent and the successors and assigns of the Banks and the Agent.

        14.13     Indemnification by the Loan Parties. In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Loan Parties hereby agree to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and agents of the Agent and each Bank (each a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by any Loan Party or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which any Loan Party or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except, subject to the other terms and provisions of this Agreement, or any such Indemnified Liabilities arising on account of the applicable Bank Party’s gross negligence or willful misconduct.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Loan Parties hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

        14.14    Nonliability of Lenders. The relationship between the Loan Parties on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to any Loan Party. Neither the Agent nor any Bank undertakes any responsibility to the Loan Parties to review or inform the Loan Parties or any matter in connection with any phase of the Loan Parties’ business or operations. The Loan Parties agree that neither the Agent nor any Bank shall have liability to the Loan Parties (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Loan Parties hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        14.15    FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN OR WESTERN DISTRICT OF MICHIGAN; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN OR WESTERN DISTRICT OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        14.16    WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        14.17    Reimbursement Among Loan Parties. To the extent that any Loan Party shall be required to pay a portion of the obligations created under this Agreement of any other Loan Party which shall exceed the amount of loans, advances or other extensions of credit received by any such Loan Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Loan Party shall be reimbursed by the other Loan Parties for the amount of such excess pro rata, based on their respective net worth as of the date hereof. This Section 14.17 is intended only to define the relative rights of the Loan Parties among the Loan Parties and nothing set forth in this Section 14.17 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay the obligations of the Loan Parties to the Banks as and when the same shall become due and payable in accordance with the terms hereof.

        14.18    Guaranty. The effect of the joint and several obligations of Loan Parties hereunder is that each Loan Party hereby unconditionally and absolutely guarantees to the Banks, irrespective of the validity, regularity or enforceability of this Agreement or any other agreement, the full and prompt payment in full to the Lenders at maturity of all the obligations of the Loan Parties. The guaranty set forth in this Section 14.18 shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect until the obligations of the Loan Parties have been fully repaid. The guaranty set forth in this Section 14.18 is an absolute and unconditional guaranty of payment and not of collectibility. THE GUARANTY OBLIGATION SET FORTH IN THIS SECTION 14.18 SHALL IN ALL RESPECTS BE IN FURTHERANCE, AND SHALL IN NO EVENT BE DEEMED IN LIMITATION, OF THE OBLIGATIONS OF EACH LOAN PARTY UNDER THIS AGREEMENT.

        14.19    Joint and Several Liability. Except as specifically set forth herein, the liability of each Loan Party under this Agreement and the other agreements in general shall be joint and several, and each reference herein to the Loan Parties shall be deemed to refer to each such Loan Party. In furtherance and not in limitation of each Bank’s rights and remedies hereunder or at law, the Banks may proceed under this Agreement and the other agreements against any one or more of the Loan Parties in their absolute and sole discretion for any of the obligations of the Loan Parties or any other liability or obligation of the Loan Parties arising hereunder.

        14.20    Interrelationship Among the Loan Parties. Each Loan Party acknowledges that (a) the business operations of each Loan Party are interrelated and compliment one another, and that such entities have a common business purpose; and (b) to permit their uninterrupted and continuous operations, such entities now require various funds and other credit accommodations from the Banks.

        14.21    Dissemination of Information. Each Loan Party authorizes each Bank to disclose to any Person acquiring an interest in this Agreement or any of the other Loan Documents under Section 14.9 or by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Loan Parties and their respective Subsidiaries.

        14.22    No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Bank, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent’s or such Bank’s rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Bank under this Agreement, the Notes or any other Loan Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Notes or any other Loan Document or by applicable law to the Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Agent or any Bank and, unless contrary to the express provisions of this Agreement, the Notes or any Loan Document, irrespective of the occurrence or continuance of any Unmatured Event of Default or Event of Default.

        14.23    Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Loan Parties or any Guarantor made herein or in any other Loan Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Loan Parties or any Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank’s behalf.

        14.24    Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

        14.25    Integration and Severability. This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding between the Loan Parties and the Agent and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Loan Parties under this Agreement, the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Loan Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Loan Parties under this Agreement, the Notes or any other Loan Document in any other jurisdiction.

        14.26    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Unmatured Event of Default or an Event of Default if such action is taken or such condition exists.

        14.27    Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Loan Parties exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever any Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Loan Parties to the Banks have been paid in full.

[SIGNATURES FOLLOW ON NEXT PAGE]

(Signature Page to Amended and Restated Credit Agreement)

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Credit Agreement at Grand Rapids, Michigan as of the day and year first above written.

CLARION TECHNOLOGIES, INC.
By:	William Beckman
	Its:	President
MITO PLASTICS, INC.
By:	William Beckman
	Its:	President
CLARION REAL ESTATE, LLC
By:	CLARION TECHNOLOGIES, INC., its Member
By:	William Beckman
	Its:	President
BANK ONE, NA, for itself and as Agent
By:	Kevin Paul
	Its:	First Vice President